                               October 31, 2000


Merrill Lynch, Pierce, Fenner               Deutsche Bank Securities Inc.
 & Smith Incorporated                       31 West 52/nd/ Street
North Tower, 10/th/ Floor                   New York, NY 10019
World Financial Center
New York, New York 10281                    Standard & Poor's Ratings Services
                                            55 Water Street
Lehman Brothers Inc.                        New York, New York 10041
Three World Financial Center
New York, New York 10285                    Moody's Investors Service, Inc.
                                            99 Church Street
Credit Suisse First Boston Corporation      New York, New York 10007
11 Madison Avenue, 5/th/ Floor
New York, New York 10010-3629               Fitch IBCA, Inc.
                                            One State Street Plaza
Banc of America Securities LLC              32/nd/ Floor
Bank of America Corporate Center            New York, NY 10004
100 North Tryon Street
Charlotte, NC 28255                         U.S. Bank Trust National Association
                                            180 East Fifth Street
Chase Securities Inc.                       Saint Paul, Minnesota 55101
270 Park Avenue, 7/th/ Floor
New York, NY 10017

     Re: Conseco Finance Corp./Conseco Finance Securitizations Corp. Certificates for Home Equity Loans, Series 2000-F

Gentlemen:

     We have acted as counsel for Conseco Finance Corp. ("Conseco") and Conseco Finance Securitizations Corp. ("CFSC") in connection with their execution of (a) a Pooling and Servicing Agreement, dated as of October 1, 2000 (the "Pooling and Servicing Agreement"), among Conseco, CFSC and U.S. Bank Trust National Association, as Trustee (the "Trustee"), and CFSC's establishment, pursuant thereto, of Conseco Finance Home Equity Loan Trust 2000-F (the "Trust") and (b) a Transfer Agreement, dated as of October 1, 2000, between Conseco and CFSC. All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

Merrill Lynch, Pierce, Fenner
 & Smith Incorporated
Lehman Brothers Inc.
Credit Suisse First Boston Corporation
Banc of America Securities LLC
Chase Securities Inc.
Deutsche Bank Securities Inc.
Standard & Poor's Ratings Services
Moody's Investors Service, Inc.
Fitch IBCA, Inc.
U.S. Bank Trust National Association
October 31, 2000
Page 2


     Pursuant to the Pooling and Servicing Agreement, CFSC will transfer to the Trust the Loans and certain related property and Conseco will act as Servicer of the Loans.

     Conseco and CFSC have requested that we provide to you our opinion whether the Trust (excluding the Pre-Funding Accounts and the Capitalized Interest Account) will be treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), under certain Treasury Regulations concerning REMICs promulgated by the Treasury Department on December 23, 1992 (the "REMIC Regulations"), and under Minnesota law.

     In rendering our opinion, we have examined the Pooling and Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.

     Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that CFSC and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made for the Trust in accordance with the Pooling and Servicing Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Prospectus Supplement relating to the Certificates.

     Based upon the foregoing, as of the date hereof it is our opinion that:

     1. The Trust created pursuant to the Pooling and Servicing Agreement (excluding the Pre-Funding Accounts and the Capitalized Interest Account) will qualify as a REMIC under the Code and under the REMIC Regulations. The Certificates will evidence ownership of the "regular interests" in the REMIC. The Class C Certificate will evidence ownership of the single class of "residual interests" in the REMIC.

Merrill Lynch, Pierce, Fenner
 & Smith Incorporated
Lehman Brothers Inc.
Credit Suisse First Boston Corporation
Banc of America Securities LLC
Chase Securities Inc.
Deutsche Bank Securities Inc.
Standard & Poor's Ratings Services
Moody's Investors Service, Inc.
Fitch IBCA, Inc.
U.S. Bank Trust National Association
October 31, 2000
Page 3


     2. For Minnesota income and franchise tax purposes, the Trust (excluding the Pre-Funding Accounts and the Capitalized Interest Account) will not be subject to tax and the income of the Trust will be taxable to the holders of interests therein, all in accordance with the provisions of the Code concerning REMICs as amended through December 31, 1999.

     3. Ownership of a Certificate will not be a factor in determining whether the owner is subject to Minnesota income or franchise taxes. Therefore, if the owner of a Certificate is not otherwise subject to Minnesota income or franchise taxes in the State of Minnesota, such owner will not become subject to such Minnesota taxes solely by virtue of owning a Certificate.

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Minnesota. This opinion is being delivered to you at the request of Conseco and CFSC only for your use. It may not be circulated or republished to or relied upon by any other person without our prior written consent.

                                   Very truly yours,